July 2019
Free Writing Prospectus
Registration Statement No. 333-223208
Dated July 19, 2019
Filed Pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, due August 4, 2021

Principal at Risk Securities

The Trigger Jump Securities, which we refer to as the securities, will offer the opportunity to earn a return based on the performance of the iShares® MSCI Brazil ETF Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, if the final share price on the valuation date is greater than or equal to the initial share price, you will receive, in addition to the principal amount, a positive return on the securities equal to at least 33.74%, which we refer to as the upside payment. The actual upside payment will be determined on the pricing date. If the final share price is less than the initial share price, but greater than or equal to the trigger price, you will receive the stated principal amount of the securities. However, if the final share price on the valuation date is less than the trigger price, you will receive a payment that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. This amount will be less than $9.00 per $10 in stated principal amount of the securities, and could be zero. Accordingly, investors may lose their entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the upside payment that only applies if the final share price is greater than or equal to the initial share price. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:	HSBC USA Inc.
Underlying shares:	Shares of the iShares® MSCI Brazil ETF (the “index fund”) (Bloomberg symbol: “EWZ”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date*:	July 31, 2019
Original issue date*:	August 5, 2019 (3 business days after the pricing date).
Maturity date*:	August 4, 2021, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Payment at maturity:	•	If the final share price is greater than or equal to the initial share price: $10 + upside payment In no event will the payment at maturity exceed the sum of $10 and the upside payment.
	•	If the final share price is less than the initial share price but greater than or equal to the trigger price: $10
•	If the final share price is less than the trigger price: $10 × share performance factor
This amount will be less than $9.00 per $10 in stated principal amount of the securities, and could be zero. You may lose all of your investment.

Interest:	None
Upside payment:	At least $3.374 per security (at least 33.74% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Share performance factor:	final share price / initial share price
Trigger price:	90% of the initial share price
Initial share price:	The official closing price of the underlying shares on the pricing date
Final share price:	The official closing price of the underlying shares on the valuation date.
Valuation date*:	July 30, 2021, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Estimated initial value:	The estimated initial value of the securities will be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40436B394 / US40436B3942
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Trigger Jump Securities—Additional Provisions—Supplemental plan of distribution (conflicts of interest).”

Commissions and issue price:	Price to public	Fees and commissions(1)(2)	Proceeds to issuer
Per security	$10.00	$0.20	$9.75
		$0.05
Total	$	$	$

(1) HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each security they sell. See “Additional Information About the Trigger Jump Securities—Additional Provisions—Supplemental plan of distribution (conflicts of interest)” on page 10.

(2) Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the pricing date is expected to be between $9.40 and $9.80 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this free writing prospectus, page S-1 of the ETF Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated February 26, 2018 at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

The prospectus supplement dated February 26, 2018 at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

The prospectus dated February 26, 2018 at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, due August 4, 2021 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return of at least 33.74% if the underlying shares have appreciated at all as of the valuation date.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

▪	To obtain limited protection against the loss of principal if the final share price is less than the initial share price, but only so long as the final share price is greater than or equal to the trigger price.

The securities are exposed on a 1 to 1 basis to any percentage decline of the final share price from the initial share price if the final share price is less than the trigger price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately two years
Upside payment:	At least $3.374 per security (at least 33.74% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Trigger price:	90% of the initial share price
Interest:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Key Investment Rationale

This approximately two-year investment does not pay interest, but offers a fixed positive return of at least 33.74% (to be determined on the pricing date) if the final share price on the valuation date is greater than or equal to the initial share price. The actual upside payment will be determined on the pricing date. If the final share price is less than the initial share price, but greater than or equal to the trigger price, you will receive the stated principal amount of the securities. However, if the final share price is less than the trigger price, the payment at maturity will be less than $9.00 per $10 in stated principal amount of the securities, and could be zero. Accordingly, investors may lose their entire initial investment in the securities.

Upside Scenario	The final share price is greater than or equal to the initial share price. In this scenario, we will pay at least $13.374 per security (at least 133.74% of the stated principal amount), as determined on the pricing date. Accordingly, even if the final share price is significantly greater than the initial share price, your return at maturity will not exceed the return represented by the upside payment, and your return may be less than if you invested in the underlying shares directly.
Par Scenario	The final share price is less than the initial share price but greater than or equal to the trigger price. In this scenario, the payment at maturity for each security will be equal to the stated principal amount of $10 per security.
Downside Scenario	The final share price is less than the trigger price. In this scenario, we will pay less than the stated principal amount of $10 per security by an amount proportionate to the decrease in the price of the underlying shares from the initial share price (e.g., a 40% depreciation in the underlying shares will result in the payment at maturity of $6 per security). There is no minimum payment at maturity.

July 2019	Page 2

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares. The diagram assumes the following:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$3.374 per security (33.74% of the stated principal amount). The actual upside payment will be at least $3.374 per security (at least 33.74% of the stated principal amount) and will be determined on the pricing date.
Trigger price:	90% of the initial share price
Minimum payment at maturity:	None

Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than or equal to the initial share price, the payment at maturity on the securities is greater than the stated principal amount of $10 per security, but in all cases is equal to and will not exceed the stated principal amount of $10 per security plus the hypothetical upside payment of $3.374 per security. Under the hypothetical terms of the securities, an investor would receive the payment at maturity of $13.374 per security at any final share price greater than or equal to the initial share price. The actual upside payment will be determined on the pricing date.

▪	Par Scenario: If the final share price is less than the initial share price but greater than or equal to the trigger price, an investor would receive the stated principal amount of $10 per security at maturity.

▪	Downside Scenario: If the final share price is less than the trigger price, the payment at maturity will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. For example, if the underlying shares have decreased by 40%, the payment at maturity would be $6.00 per security (60% of the stated principal amount). There is no minimum payment at maturity on the securities, and you could lose your entire investment.

July 2019	Page 3

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:	The securities may not be suitable for you if:

▶   You seek an investment with a return linked to the performance of the underlying shares and you believe the final share price will be greater than the initial share price.

▶   You are willing to invest in the securities based on the maximum payment at maturity of 133.74% (to be determined on the pricing date) of the stated principal amount, which will limit your return at maturity.

▶   You are willing to make an investment that is exposed to any negative performance of the final share price on a 1-to-1 basis if the final share price is less than the trigger price.

▶   You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You are willing to forgo dividends or other distributions paid to holders of the underlying shares or the stocks held by the index fund.

▶   You do not seek current income from your investment.

▶   You do not seek an investment for which there is an active secondary market.

▶   You are willing to hold the securities to maturity.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▶   You believe the final share price will be less than the trigger price.

▶   You are unwilling to invest in the securities based on the maximum payment at maturity of 133.74% (to be determined on the pricing date) of the stated principal amount, which may limit your return at maturity.

▶   You are unwilling to make an investment that is exposed to any negative final share price on a 1-to-1 basis if the final share price is less than the trigger price.

▶   You seek an investment that provides full return of principal.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You prefer to receive the dividends or other distributions paid on the underlying shares or the stocks held by the index fund.

▶   You seek current income from your investment.

▶   You seek an investment for which there will be an active secondary market.

▶   You are unable or unwilling to hold the securities to maturity.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

July 2019	Page 4

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement and on page S-1 of the ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlying shares. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the securities described in the following section:

“— Risks Relating to All Note Issuances” in the prospectus supplement and

“— General risks related to the Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest or guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash based on the final share price. If the final share price is less than the trigger price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the official closing price of the reference asset, and in this scenario, you will lose a significant portion or all of your investment. You may lose up to 100% of the stated principal amount of the securities.

▪	The appreciation potential of the securities is fixed and limited. If the final share price is greater than or equal to the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of at least $3.374 per security (at least 33.74% of the stated principal amount), to be determined on the pricing date, even if the final share price is significantly greater than the initial share price. See “How the Trigger Jump Securities Work” above.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of the stocks held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the final share price and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the underlying shares. Investors of the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪	Risks associated with non-U.S. companies. The price of the underlying shares depends upon the stocks of Brazilian companies, and thus involves risks associated with Brazil. The prices of these Brazilian stocks may be affected by political, economic, financial and social factors in Brazil, including changes in Brazilian government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the

July 2019	Page 5

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

securities. These Brazilian securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the Brazilian securities markets, as well as cross shareholdings in Brazilian companies, may affect trading levels or prices and volumes in Brazil. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the underlying shares and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities that are held by the index fund are traded in Brazilian reals, and the securities are denominated in U.S. dollars, the amount payable on the securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the Brazilian real. Changes in exchange rates, however, may also reflect changes in the Brazilian economy that in turn may affect the price of the underlying shares, and therefore the value of the securities. The amount we pay in respect of the securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

▪	Risks associated with emerging markets. An investment in the securities linked to the underlying shares will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the securities. The MSCI Brazil 25/50 Index (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, BlackRock Fund Advisors (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The performance and market value of the underlying shares during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares. During periods of market volatility, stocks underlying the index fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying shares increases prior to the valuation date but then decreases on the valuation date to below the trigger price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated

July 2019	Page 6

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

▪	The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that may be initially used for customer account statements, if any, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 6 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares or the stocks held by the index fund), including trading in the underlying shares or the stocks held by the index fund. Some of our affiliates also trade the underlying shares or stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, could increase the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, such hedging or trading activities during the term of the

July 2019	Page 7

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the payout to you at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial share price, the trigger price, the final share price, whether a market disruption event has occurred, whether to make any adjustments to the final share price and the payment that you will receive at maturity, if any. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payout to you at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in the securities, please see the discussion under “Tax considerations” herein, and the discussion under “Additional Information About the Trigger Jump Securities—Additional Provisions—Tax Considerations” in the accompanying prospectus supplement.

July 2019	Page 8

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

Information about the Underlying Shares

The iShares® MSCI Brazil Capped ETF

The iShares® MSCI Brazil Capped ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index, the underlying index. The underlying index was developed by MSCI, Inc. as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. The underlying shares are listed on the New York Stock Exchange under the symbol “EWZ.”

For more information about the underlying shares, see “The iShares® MSCI Brazil Capped ETF” beginning on page S-21 of the accompanying ETF Underlying Supplement.

Information as of market close on July 17, 2019:

Bloomberg Ticker Symbol:	EWZ	52 Week High (on 07/10/2019):	$46.73
Current Share Price:	$45.97	52 Week Low (on 09/13/2018):	$30.72
52 Weeks Ago:	$34.82

Historical Information

The following graph sets forth the historical performance of the underlying shares based on its historical official closing prices from January 17, 2009 through July 17, 2019. We obtained the official closing prices from the Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

The iShares® MSCI Brazil Capped ETF – Daily Official Closing Prices July 17, 2009 to July 17, 2019

July 2019	Page 9

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

Additional Information About the Trigger Jump Securities

Please read this information in conjunction with the summary terms on the cover page of this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40436B394
ISIN:	US40436B3942
Minimum ticketing size:	$1,000/100 securities
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities could be treated as a pre-paid executory contract with respect to the underlying shares. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the securities as a pre-paid executory contract with respect to the underlying shares. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the securities (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the securities). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a PLUS will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the securities for an amount equal to the “issue price” of the securities and, upon the date of sale, exchange or maturity of the securities, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the securities). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

July 2019	Page 10

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a securities is required to accrue income in respect of the securities prior to the receipt of payments under the securities or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a securities as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of a securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is owned by the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If the index fund or any of the entities whose stock is owned by the index fund were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a or non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the index fund or any of the entities whose stock is owned by the index fund and consult your tax advisor regarding the possible consequences to you if the issuer of the underlying shares or one or more of the entities whose stock is owned by the index fund is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying shares or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying shares or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

For a further discussion of U.S. federal income tax consequences related to the securities, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.

July 2019	Page 11

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at maturity” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the valuation date for purposes of determining the final share price. If a market disruption event exists with respect to the underlying shares on that scheduled trading day, then the accelerated valuation date for the underlying shares will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled valuation date). The accelerated maturity date will then be the third business day following the postponed accelerated valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the prospectus.

Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each security they sell. Of the $0.25 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the cover page of this document, which is more than two business days following the pricing date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution” on page S-61 in the prospectus supplement.
Where you can find more information:

This free writing prospectus relates to an offering of securities linked to the underlying shares. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of the securities relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security held by the index fund or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

July 2019	Page 12

Trigger Jump Securities Based on the Performance of the iShares® MSCI Brazil ETF, Inc., due August 4, 2021
Principal at Risk Securities

The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

July 2019	Page 13